Exhibit 6.1

ADVISORY BOARD AGREEMENT

Effective _________________, 201__, ___________________ (the “Advisor”) and Basil Street Cafe, Inc., a Delaware corporation (the “Company”), agree as follows:

1.         Services.  The Advisor agrees to be an active member of the Company’s Advisory Board, to attend Advisory Board meetings, and to consult with and advise the Company from time to time, at the Company’s request (the “Services”).  The Advisor shall be responsible for maintaining, at his or her own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.  While this Agreement is in effect, the Advisor will not provide services to any third party that competes (or is preparing to compete) with the Company.

2.        Stock Options and Expense Reimbursement.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, the Advisor shall be granted a nonstatutory stock option to purchase ____________ shares of the Company’s Common Stock.  The exercise price per share shall be equal to the fair market value per share on the date the option is granted or on the Advisor’s first day of service, whichever is later.  The option shall be subject to the terms and conditions applicable to options granted under the Company’s 2016 Stock Plan, as described in such Plan and the applicable Stock Option Agreement.  The Advisor shall vest in the option shares in equal monthly installments over the Advisor’s first ____ months of continuous service for the Company, as described in the applicable Stock Option Agreement.  The Advisor shall also be entitled to reimbursement for expenses for which the Advisor has received prior approval from the Company.

3.         Ownership.  The Company shall own all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights throughout the world) relating to all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Advisor that arise out of or in connection with the Services or any Proprietary Information, as defined below (collectively, the “Inventions”).  The Advisor shall promptly disclose and provide all Inventions to the Company.  The Advisor hereby makes, and agrees to make, all assignments necessary to accomplish the foregoing.  The Advisor shall assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

4.         Proprietary Information.  The Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to the Company’s plans, customers or employees) that the Advisor develops, learns or obtains in connection with the Services constitute “Proprietary Information.”  The Advisor shall safeguard, hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, the Advisor shall not be so obligated with respect to information that the Advisor can document (a) is or becomes readily publicly available without restriction through no fault of the Advisor or (b) the Advisor knew without restriction prior to its disclosure by the Company.  Upon termination or as otherwise requested by the Company, the Advisor shall promptly return to the Company all originals and copies of any Proprietary Information and all information, records and materials developed therefrom.

5.         Non-Interference.  During the term of this Agreement and for one year thereafter, the Advisor agrees (a) not to induce, encourage or solicit any employee or contractor of the Company to leave the Company for any reason and (b) not to divert, entice or otherwise take away from the Company the business or patronage of any customer, supplier or prospect.

6.        Termination.  Either party may terminate this Agreement at any time, for any or no reason, by giving the other party 15 days’ notice.  Sections 3 through 5 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

7.         Relationship of the Parties; no Conflicts.  Any other provision hereof notwithstanding, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, employer, employee or agent of the other and shall not bind nor attempt to bind the other to any contract.  The Advisor is an independent contractor and is solely responsible for all taxes, withholdings and other statutory or contractual obligations of any sort, including (without limitation) Workers’ Compensation Insurance.  The Advisor warrants that none of the Services or any part of this Agreement is or will be inconsistent with any of the Advisor’s other obligations, all Services and Inventions will be the Advisor’s original work and their use will not violate the rights of any person or entity, and the Advisor will not disclose to the Company or use for its benefit any proprietary, confidential or trade secret information of any third party.  The Company may use and authorize the use of the Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

8.         General.  This is the entire agreement between the parties and supersedes all prior negotiations, understandings or agreements (oral or written) concerning the subject matter hereof.  Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.  No change, modification or waiver of this Agreement shall be effective unless it is made in writing and signed by both parties.  Either party’s failure to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  This Agreement and the Services are personal to the Advisor, and the Advisor shall have no right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the Company.  Any attempt to do otherwise shall be void.  The Company may freely transfer any of its rights or obligations under this Agreement to any third party.  Any breach of Section 3, 4 or 5 shall cause irreparable harm to the Company for which damages shall not be an adequate remedy, and, therefore, the Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies.  If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.  Any notice hereunder shall be effective upon receipt and shall be given in written English.

BASIL STREET CAFE, INC.

By:
(Advisor’s Signature)	Name:
Title:

3